Exhibit 99.1

Blackstone Converts $51 million of Cryoport Series C Preferred Stock Into Common Stock

NASHVILLE, Tenn., February 8, 2021 - Cryoport, Inc. (Nasdaq: CYRX) (“Cryoport” or the “Company”), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced that funds affiliated with Blackstone Tactical Opportunities (NYSE: BX) (“Blackstone”), elected to convert 50,000 shares of 4.0% Series C Convertible Preferred Stock of Cryoport (“Preferred Stock”) into common stock of Cryoport pursuant to the Preferred Stock certificate of designations. The 50,000 shares are a part of the 250,000 shares of Preferred Stock that were originally purchased by Blackstone for $250 million. In connection with the conversion, Cryoport agreed to waive its right under the Preferred Stock certificate of designations to redeem for cash up to 50,000 shares of Preferred Stock prior to March 30, 2021, the 180-day anniversary of the issuance date. The forgoing conversion resulted in the issuance of an aggregate of 1,312,860 shares of common stock of Cryoport on February 5, 2021.

Ram Jagannath, Senior Managing Director and Global Head of Healthcare for Blackstone Growth and Tactical Opportunities, and Member of Cryoport’s Board of Directors, said, “We are enthusiastic about the recent acquisitions of CRYOPDP and MVE Biological Solutions, which positions Cryoport as a lynchpin in the life sciences industry, providing comprehensive supply chain solutions. We believe the demand for Cryoport’s advanced temperature-controlled supply chain solutions will continue to expand as cell and gene therapies are rolled out to patients around the world and more regenerative therapies approach commercialization.”

Jerrell Shelton, CEO of Cryoport, said, “As a result of our recent strategic initiatives, including the acquisitions of CRYOPDP and MVE Biological Solutions, we are now composed of an unrivalled family of companies focused on the temperature-controlled supply chain for the life sciences. Cryoport is in a unique position to continue its growth as the industry expands and, simultaneously, command greater market share through its superior services and products. We think that, as a significant shareholder in Cryoport, Blackstone understands the quality of our company and our future. We are pleased by Blackstone’s confidence in our vision and management’s ability to execute against our growth plans.”

As of February 8, 2021, there were 44,252,784 shares of common stock and 200,000 shares of Preferred Stock outstanding.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX) is redefining temperature-controlled supply chain support for the life sciences industry by continually broadening its platform of solutions, serving the Biopharma, Reproductive Medicine, and Animal Health markets. Through its family of companies, Cryoport Systems, MVE Biological Solutions, CRYOPDP and CRYOGENE, Cryoport provides strategic solutions that will support the growing needs of these markets.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, such as statements concerning Blackstone’s investment in the Company, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors discussed in the Company’s Securities and Exchange Commission (“SEC”) reports including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and any subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Investor Contacts:

Thomas Heinzen

theinzen@cryoport.com

949-681-2723

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